EXHIBIT 15








Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sirs:

We are aware that our report dated October 18, 1995 (issued pursuant to the provisions of Statement on Auditing Standards No. 71) on the unaudited condensed consolidated balance sheet of Biogen, Inc. and subsidiaries at September 30, 1995, and the related condensed consolidated statements of income for the three month and nine month periods then ended and of cash flows for the nine month period then ended, is incorporated by reference in the Prospectuses constituting part of its Registration Statements on Form S-3, as amended (Nos. 33-14741, 33-14743, 33-20183 and 33-51639) and on
Form S-8, as amended (Nos. 2-87550, 2-96157, 33-9827, 33-14742, 33-37312,
33-22378, 33-41077, 33-69174, 33-63013 and 33-63015).  We are also aware of our responsibilities under the Securities Act of 1933.


Yours very truly,


/s/ Price Waterhouse LLP
------------------------
Boston, Massachusetts
November 3, 1995